UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 25, 2004

InnSuites Hospitality Trust

(Exact Name of Registrant as Specified in Charter)

Ohio	001-07062	34-6647590
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

InnSuites Hotels Centre, 1615 E. Northern Avenue,
Suite 102, Phoenix, Arizona		85020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code   (602) 944-1500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 2.  Acquisition or Disposition of Assets.

Sale of Tempe, Arizona Property

On March 25, 2004, RRF Limited Partnership (the “Partnership”), a Delaware limited partnership controlled by its sole general partner, InnSuites Hospitality Trust (the “Trust”), sold its 160-suite hotel located in Tempe, Arizona to Tempe/Phoenix Airport Resort LLC (“Tempe Resort LLC”), an affiliate of James F. Wirth, Chairman, President and Chief Executive Officer of the Trust, for $6.8 million, which was equal to the appraised value.

Pursuant to the terms of the related purchase agreement, Tempe Resort LLC satisfied the purchase price by assuming $1.3 million of the Partnership’s notes payable and $3.8 million of the Trust’s notes payable to Mr. Wirth and his affiliates and by assuming the $1.7 million outstanding mortgage on the property.

Sale of San Diego, California Property

On April 1, 2004, the Partnership sold its 131-suite hotel located in San Diego, California to Hampstead Lafayette Hotel, LLC, an unaffiliated third party (“Hampstead”), for $9.7 million.

Pursuant to the terms of the related purchase agreement, Hampstead paid the purchase price in cash, $335,000 of which was previously deposited into an escrow account by Hampstead and $9,322,000 of which was received at the closing.  The Trust used a portion of the cash proceeds to fully satisfy the bank mortgage note on the property in the amount of $4,811,000.  The Partnership and Hampstead determined the purchase price in arms-length negotiations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InnSuites Hospitality Trust

	By:	/s/ James F. Wirth

James F. Wirth

Chairman, President and Chief Executive Officer

Date: April 9, 2004